Exhibit 99.1

The Middleby Corporation Reports Record Third Quarter Results

    ELGIN, Ill.--(BUSINESS WIRE)--Oct. 24, 2003--The Middleby Corporation (NASDAQ:MIDD), one of the world's leading manufacturers and marketers of restaurant and foodservice cooking equipment, today reported record net earnings of $5,651,000 or $0.59 per share on net sales of $59,254,000 for the third quarter ended September 27, 2003 compared with net earnings of $4,337,000 or $0.47 per share on net sales of $57,679,000 in the prior year third quarter. Earnings for the nine months ended September 27, 2003 were $12,857,000 or $1.37 per share on sales of $177,616,000 as compared to net earnings of $8,191,000 or $0.90 per share on net sales of $174,648,000 in the prior year nine months.
    Net sales in the third quarter increased by 2.7% over net sales of the prior year quarter. The increase in net sales reflects growth in international markets driven by restaurant openings of major foodservice chains and the success of new product introductions.
    Gross profit in the third quarter of 2003 was $22,633,000 as compared to $20,464,000 in the third quarter of the prior year. The gross margin rate in the third quarter improved to 38.2% versus 35.5% for the prior year quarter. Gross margin improvement reflects continued operating efficiencies driven by product standardization programs and volume increases. Gross margins also benefited from an improved sales mix with greater sales of higher margin product, driven in part by new product introductions and the elimination of less profitable product offerings.
    Selling and distribution expense increased to $7,259,000 from $7,042,000 in the prior year quarter primarily due to higher spending on marketing and training programs associated with new product introductions and promotion of the company brands. General and administrative expenses increased to $5,388,000 from $4,475,000 in the prior year quarter. The increase in general and administrative expenses included higher settlement costs to resolve legal cases and provisions to increase reserves for idle facility leases exited in conjunction with prior year plant consolidation efforts associated with the Blodgett acquisition.
    Operating income in the third quarter of 2003 increased to $9,986,000 as compared to $8,947,000 in the third quarter of the prior year. The operating income margin improved to 16.9% in the third quarter as compared with 15.5% for the prior year.
    Interest expense and other non-operating costs amounted to $1,188,000 in the third quarter of 2003 as compared with $3,050,000 in the prior year quarter. Interest expense decreased from the prior year third quarter by $1,251,000 as a result of lower interest rates resulting from the refinancing of debt in the fourth quarter of 2002 and repayment of high interest notes in August 2003. Total debt was reduced during the first nine months of 2003 by $25,812,000 to $62,150,000 from $87,962,000 at December 28, 2002.
    Commenting on the company's performance for the quarter, Selim A. Bassoul, President and Chief Executive Officer, said, "We are pleased with the third quarter performance. The results of the third quarter demonstrate continuing gains in operating efficiencies and an improvement in gross margins resulting from efforts to direct our sales focus on high margin products. We will continue efforts to increase margins through material cost reduction programs and product standardization initiatives."
    Mr. Bassoul continued, "We continue to invest heavily on the development of innovative products focused on energy savings, labor savings and increased speed of cooking. During the third quarter we successfully introduced the Southbend Platinum Series of heavy duty sectional ranges, broilers and griddles at the National Association of Food Equipment Manufactuers (NAFEM) industry trade show. We are also excited about the existing pipeline of products in development that we anticipate to introduce over the next twelve months."
    William F. Whitman, Jr., Chairman of the Board, added, "During the quarter the company prepaid $16.0 million of the high interest rate notes due to Maytag Corporation associated with the acquisition of Blodgett. These notes carried an average interest rate of 12.5%. The note repayment and overall reduction in debt of $18.9 million during the quarter was primarily funded from operating cash flows."
    A conference call will be held on Monday morning at 10:30 a.m. Eastern Time on October 27, 2003. You are invited to listen to the call by calling 1 (800) 374-0538 and providing password 3669798. Analysts and money managers who may participate in the question and answer portion of the conference call will be sent an invitation detailing their separate call-in number. The webcast of the conference call can also be accessed via the Investor Services section of The Middleby Corporation website at www.middleby.com. Digital replay of the call will be available approximately one half hour after the completion of the conference call. The replay may be accessed by calling 1(800) 642-1687 and providing password 3669798. A transcript of the call will also be posted on the Company website.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a leader in the design, manufacture, marketing and service of a broad line of equipment used for cooking and preparation of food in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace and its international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.
    For further information about Middleby, visit the company's World Wide Web site, http://www.middleby.com.



                       THE MIDDLEBY CORPORATION
                  CONSOLIDATED STATEMENTS OF EARNINGS
                  -----------------------------------
           (Amounts in 000's, Except Per Share Information)
                              (Unaudited)

                               Three Months Ended  Nine Months Ended
                               3rd Qtr,   3rd Qtr, 3rd Qtr,  3rd Qtr,
                                 2003       2002     2003      2002
                              ----------- -------- --------- ---------
Net sales                        $59,254  $57,679  $177,616  $174,648
Cost of sales                     36,621   37,215   113,280   114,770
                              ----------- -------- --------- ---------

 Gross profit                     22,633   20,464    64,336    59,878

Selling & distribution
 expense                           7,259    7,042    22,202    21,575
General & administrative
 expense                           5,388    4,475    16,098    16,439
                              ----------- -------- --------- ---------

 Income from operations            9,986    8,947    26,036    21,864

Interest expense and deferred
 financing amortization, net       1,410    2,661     4,746     8,783
Loss (gain) on acquisition
 financing derivatives                32      (95)      (80)     (109)
Other expense (income), net         (254)     484        29       395
                              ----------- -------- --------- ---------

 Earnings before
  income taxes                     8,798    5,897    21,341    12,795

Provision for income taxes         3,147    1,560     8,484     4,604
                              ----------- -------- --------- ---------

 Net earnings                     $5,651   $4,337   $12,857    $8,191
                              =========== ======== ========= =========


Net earnings per share:

 Basic                             $0.63    $0.48     $1.42     $0.91
                              =========== ======== ========= =========

 Diluted                           $0.59    $0.47     $1.37     $0.90
                              =========== ======== ========= =========

Weighted average
 number shares:

 Basic                             9,036    8,991     9,032     8,979
                              =========== ======== ========= =========

 Diluted                           9,505    9,202     9,401     9,071
                              =========== ======== ========= =========



                       THE MIDDLEBY CORPORATION
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                 -------------------------------------
                          (Amounts in 000's)
                              (Unaudited)


                                        Sept. 27, 2003  Dec. 28, 2002
                                        --------------- --------------
 ASSETS
Cash and cash equivalents                      $ 4,090        $ 8,378
Accounts receivable, net                        28,200         27,797
Inventories, net                                25,477         27,206
Deferred tax assets                              9,929         13,341
Other current assets                             1,186          1,069
                                        --------------- --------------
    Total current assets                        68,882         77,791

Property, plant and equipment, net              25,505         27,500

Goodwill                                        74,761         74,761
Other intangibles                               26,300         26,300
Other assets                                     1,766          1,610
                                        --------------- --------------

    Total assets                              $197,214       $207,962
                                        =============== ==============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt           $13,900        $14,400
Accounts payable                                22,723         13,488
Accrued expenses                                28,596         36,013
                                        --------------- --------------
    Total current liabilities                   65,219         63,901

Long-term debt                                  48,250         73,562
Long-term deferred tax liability                 7,878          7,878
Other non-current liabilities                   18,063         17,989

Shareholders' equity                            57,804         44,632
                                        --------------- --------------

    Total liabilities and shareholders'
        equity                                $197,214       $207,962
                                        =============== ==============

    CONTACT: The Middleby Corporation
             Selim A. Bassoul, 847-429-7788
             David B. Baker, 847-429-7915
             Timothy J. FitzGerald, 847-429-7744